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As filed with the Securities and Exchange Commission on June 26, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

WILLIS LEASE FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	68-0070656
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2320 Marinship Way, Suite 300, Sausalito, California 94965
(Address of principal executive offices) (Zip code)

WILLIS LEASE FINANCE CORPORATION
1996 STOCK OPTION/STOCK ISSUANCE PLAN
(Full title of the Plan)

Charles F. Willis IV
Chief Executive Officer
WILLIS LEASE FINANCE CORPORATION
2320 Marinship Way, Suite 300, Sausalito, California 94965
(Name and address of agent for service)

(415) 331-5281
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate OfferingPrice(2)	Amount of Registration Fee

1996 Stock Option/Stock Issuance Plan
Common Stock, $0.01 par value	1,000,000	10.96	10,960,000	$2,740

(1)
This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Willis Lease Finance Corporation 1996 Stock Option/Stock Issuance Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of Registrant's Common Stock.
(2)
Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, (the "1933 Act"), on the basis of the average of the high and low selling prices per share of Registrant's Common Stock on the five days immediately preceding June 25, 2001 as reported by the Nasdaq National Market.

PART II
Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

    Willis Lease Finance Corporation (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

  (a)
  The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Commission on April 2, 2001, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act");

  (b)
  The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001 filed with the Commission on May 15, 2001;

  (c)
  The Registrant's Registration Statement No. 00-28774 on Form 8-A, filed with the Commission on September 5, 1996, in which there is described the terms, rights and provisions applicable to the Registrant's outstanding Common Stock; and

  (d)
  The Registrant's Current Report on Form 8-K, filed with the Commission on October 4, 1999, in which there is described certain rights granted to stockholders as set forth in a Rights Agreement attached as an exhibit thereto.

    All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

    Not applicable.

Item 5. Interests of Named Experts and Counsel

    Not applicable.

Item 6. Indemnification of Directors and Officers

    Section 145 of the Delaware General Corporation Law (the "DGCL") and Article VII of the Registrant's Bylaws (the "Bylaws"), provide for the indemnification of directors, officers, employees and agents under certain circumstances. The Bylaws grant the Registrant the power to indemnify its directors, officers, and agents under certain circumstances to the fullest extent permitted by the DGCL against certain expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of his or her position as a director, officer, employee or agent.

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    Section 145 of the DGCL provides that a corporation has the power to purchase and maintain insurance on behalf of any agent of the corporation against any liabilities asserted against or incurred by the agent in such capacity. The Registrant has procured a directors' and officers' liability insurance policy insuring the Registrant's directors and officers against certain liabilities and expenses incurred by them in their capacities as such, and insuring the Registrant under certain circumstances, in the event that indemnification payments are made by the Registrant to such directors and officers.

    The Registrant has entered into indemnification agreements with its directors and officers. These agreements are in some respects broader than the specific indemnification rights provided under the DGCL and the Registrant's Bylaws. The indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against the Registrant or its directors or officers, but if a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit would be borne by the Registrant, and the Registrant would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to the benefit of the Registrant, but would be offset by the Registrant's obligations to the director or officer under the indemnification agreement.

Item 7. Exemption from Registration Claimed

    Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit
4	Instruments Defining Rights of Stockholders. Reference is made to Registrant's Registration Statement No. 00-28774 on Form 8-A which is incorporated herein by reference pursuant to Item 3(c) and Registrant's Current Report on Form 8-K, filed with the Commission on October 4, 1999, which is incorporated herein by reference pursuant to Item 3(d).
5.1	Opinion and Consent of Gibson, Dunn & Crutcher LLP.
23.1	Consent of KPMG LLP, Independent Auditors.
23.2	Consent of Gibson, Dunn & Crutcher LLP is contained in Exhibit 5.1.
24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.
99.1	Willis Lease Finance Corporation 1996 Stock Option/Stock Issuance Plan (Amended and Restated as of March 30, 2001).

Item 9. Undertakings

    A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into the Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona

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fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant's 1996 Stock Option/Stock Issuance Plan.

    B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 above or otherwise, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sausalito, State of California, on this 26 day of June, 2001.

WILLIS LEASE FINANCE CORPORATION
By:
/s/ NICHOLAS J. NOVASIC Nicholas J. Novasic Executive Vice President, Chief Financial Officer (Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

    That the undersigned officers and directors of Willis Lease Finance Corporation, a Delaware corporation, do hereby constitute and appoint Charles F. Willis, IV, Donald A. Nunemaker and Nicholas J. Novasic, and each of them, the lawful attorneys and agents, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

    IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

Charles F. Willis, IV	President, Director, Chief Executive Officer (Principal Executive Officer)
/s/ NICHOLAS J. NOVASIC Nicholas J. Novasic	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	June 26, 2001

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/s/ WILLIAM M. LEROY William M. LeRoy	Director	June 26, 2001
/s/ WILLARD H. SMITH Willard H. Smith	Director	June 26, 2001
/s/ DONALD E. MOFFITT Donald E. Moffitt	Director	June 26, 2001
Hans Jörg Hunziker	Director

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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

EXHIBITS

TO

FORM S-8

UNDER

SECURITIES ACT OF 1933

WILLIS LEASE FINANCE CORPORATION

EXHIBIT INDEX

Exhibit Number	Exhibit
4	Instruments Defining Rights of Stockholders. Reference is made to Registrant's Registration Statement No. 00-28774 on Form 8-A which is incorporated herein by reference pursuant to Item 3(c) and Registrant's Current Report on Form 8-K, filed with the Commission on October 4, 1999, which is incorporated herein by reference pursuant to Item 3(d).
5.1	Opinion and Consent of Gibson, Dunn & Crutcher LLP.
23.1	Consent of KPMG LLP, Independent Auditors.
23.2	Consent of Gibson, Dunn & Crutcher LLP is contained in Exhibit 5.1
24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.
99.1	Willis Lease Finance Corporation 1996 Stock Option/Stock Issuance Plan (Amended and Restated as of March 30, 2001).

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PART II Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX